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                                                                    EXHIBIT 99.1

NEWS RELEASE                                                      [TENNECO LOGO]

Contacts:   Jane Ostrander
            Media Relations
            847 482-5607
            jostrander@tenneco.com

            Leslie Hunziker
            Investor Relations
            847 482-5042
            lhunziker@tenneco.com

                     TENNECO ANNOUNCES PENSION PLAN CHANGES

Lake Forest, Illinois, August 23, 2006 -- Tenneco Inc. (NYSE: TEN) announced today that the company is freezing its current defined benefit plans and replacing them with additional contributions under defined contribution plans for nearly all U.S.-based salaried and non-union hourly employees effective January 1, 2007.

Tenneco estimates that these changes will save about $11 million in expenses (pre-tax) annually, starting January 1, 2007. Additionally, the company will realize a one-time benefit of approximately $6 to $7 million in the fourth quarter 2006 related to curtailing the defined benefit pension plans.

For additional information, please see Tenneco's current report on form 8-K dated August 23, 2006.

Tenneco is a $4.4 billion manufacturing company with headquarters in Lake Forest, Illinois and approximately 19,000 employees worldwide. Tenneco is one of the world's largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive original equipment market and the aftermarket. Tenneco markets its products principally under the Monroe(R), Walker(R), Gillet(R) and Clevite(R)Elastomer brand names. Among its products are Sensa-Trac(R) and Monroe Reflex(R) shocks and struts, Rancho(R) shock absorbers, Walker(R) Quiet-Flow(R) mufflers, Dynomax(R) performance exhaust products, and Clevite(R)Elastomer noise, vibration and harshness control components.

This press release contains forward-looking statements. Words such as "will," "estimates," and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the company (including its subsidiaries). Because these forward-looking statements involve risks and uncertainties, the company's plans, actions and actual results could differ materially. Among the factors that could cause these plans, actions and results to differ materially from current expectations are: (i) future interest rate changes and (ii) future compensation changes that are different than those currently anticipated, each of which impacts the extent to which we will incur expense in future periods relating to funding obligations for historical pension obligations. The company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.


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